Exhibit 8.1

90 Park Avenue

New York, NY 10016

212-210-9400 | Fax: 212-210-9444

July 13, 2022

Terra Property Trust, Inc

550 Fifth Avenue, 6th Floor

New York, New York 10036

Re: Terra Property Trust, Inc. — Registration Statement on Form S-4, as amended (File No. 333- 265836)

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-4 (as amended or supplemented through the date hereof, the “Registration Statement”) of Terra Property Trust, Inc., a Maryland corporation (the Company“”), including the proxy statements / prospectus forming a part thereof, relating to the proposed transaction between the Company and Terra Income Fund 6, Inc., a Maryland corporation.

We have participated in the preparation of the discussion set forth in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” in the Registration Statement. In our opinion, such discussion of those consequences, insofar as it summarizes United States federal income tax law, and subject to the qualifications, exceptions, assumptions and limitations described therein, is accurate in all material respects.

We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Registration Statement, and to the reference to this law firm under the caption “Legal Matters” in the proxy statement / prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act.

Very truly yours,

By:	/s/ Alston & Bird
ALSTON & BIRD LLP